-----------                                        -----------------------------
| FORM 4  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Frame,          Paul              A.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    50 Briar Hollow Lane, West 7th Floor          |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   June, 1997
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |     X  Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |        Chief Executive Officer        |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |      06/05/97
----------------------------------------------------|---------------------------
(b)  Common Stock, Par Value $.01                   |      06/05/97
----------------------------------------------------|---------------------------
(c)  Common Stock, Par Value $.01                   |      06/05/97
----------------------------------------------------|---------------------------
(d)  Common Stock, Par Value $.01                   |      06/05/97
----------------------------------------------------|---------------------------
(e)  Common Stock, Par Value $.01                   |      06/06/97
----------------------------------------------------|---------------------------
(f)  Common Stock, Par Value $.01                   |      06/06/97
----------------------------------------------------|---------------------------
(g)  Common Stock, Par Value $.01                   |      06/09/97
----------------------------------------------------|---------------------------
(h)  Common Stock, Par Value $.01                   |      06/09/97
----------------------------------------------------|---------------------------
(i)  Common Stock, Par Value $.01                   |      06/09/97
----------------------------------------------------|---------------------------
(j)  Common Stock, Par Value $.01                   |      06/09/97
----------------------------------------------------|---------------------------
(k)  Common Stock, Par Value $.01                   |      06/10/97
----------------------------------------------------|---------------------------
(l)  Common Stock, Par Value $.01                   |      06/10/97
----------------------------------------------------|---------------------------
(m)  Common Stock, Par Value $.01                   |      06/10/97
----------------------------------------------------|---------------------------
(n)  Common Stock, Par Value $.01                   |      06/10/97
----------------------------------------------------|---------------------------
(o)  Common Stock, Par Value $.01                   |      06/11/97
----------------------------------------------------|---------------------------
(p)  Common Stock, Par Value $.01                   |      06/11/97
----------------------------------------------------|---------------------------
(q)  Common Stock, Par Value $.01                   |      06/11/97
----------------------------------------------------|---------------------------
(r)  Common Stock, Par Value $.01                   |      06/11/97
----------------------------------------------------|---------------------------
(s)  Common Stock, Par Value $.01                   |      06/12/97
----------------------------------------------------|---------------------------
(t)  Common Stock, Par Value $.01                   |      06/12/97
----------------------------------------------------|---------------------------
(u)  Common Stock, Par Value $.01                   |      06/12/97
----------------------------------------------------|---------------------------
(v)  Common Stock, Par Value $.01                   |      06/12/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(w)  Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(x)  Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(y)  Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(z)  Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(aa) Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(bb) Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(cc) Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(dd) Common Stock, Par Value $.01                   |      06/13/97
----------------------------------------------------|---------------------------
(ee) Common Stock, Par Value $.01                   |      06/16/97
----------------------------------------------------|---------------------------
(ff) Common Stock, Par Value $.01                   |      06/16/97
----------------------------------------------------|---------------------------
(gg) Common Stock, Par Value $.01                   |      06/16/97
----------------------------------------------------|---------------------------
(hh) Common Stock, Par Value $.01                   |      06/16/97
----------------------------------------------------|---------------------------
(ii) Common Stock, Par Value $.01                   |      06/16/97
----------------------------------------------------|---------------------------
(jj) Common Stock, Par Value $.01                   |      06/16/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |     (A) or (D)     |   Price
-----------|----------------|------------------|--------------------|-----------
(a)  C     |                |    36,300        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(b)  S     |                |    28,700        |         D          |  38.00
-----------|----------------|------------------|--------------------|-----------
(c)  S     |                |     3,900        |         D          |  38.125
-----------|----------------|------------------|--------------------|-----------
(d)  S     |                |     3,700        |         D          |  38.25
-----------|----------------|------------------|--------------------|-----------
(e)  C     |                |     2,300        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(f)  S     |                |     2,300        |         D          |  38.00
-----------|----------------|------------------|--------------------|-----------
(g)  C     |                |    10,400        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(h)  S     |                |       400        |         D          |  37.50
-----------|----------------|------------------|--------------------|-----------
(i)  S     |                |     8,000        |         D          |  37.00
-----------|----------------|------------------|--------------------|-----------
(j)  S     |                |     2,000        |         D          |  36.875
-----------|----------------|------------------|--------------------|-----------
(k)  C     |                |    27,400        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(l)  S     |                |    19,100        |         D          |  36.75
-----------|----------------|------------------|--------------------|-----------
(m)  S     |                |     6,800        |         D          |  36.50
-----------|----------------|------------------|--------------------|-----------
(n)  S     |                |     1,500        |         D          |  36.375
-----------|----------------|------------------|--------------------|-----------
(o)  C     |                |    21,100        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(p)  S     |                |     8,800        |         D          |  36.75
-----------|----------------|------------------|--------------------|-----------
(q)  S     |                |    10,000        |         D          |  36.625
-----------|----------------|------------------|--------------------|-----------
(r)  S     |                |     2,300        |         D          |  36.50
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(s)  C     |                |     9,700        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(t)  S     |                |       500        |         D          |  36.50
-----------|----------------|------------------|--------------------|-----------
(u)  S     |                |     4,200        |         D          |  36.25
-----------|----------------|------------------|--------------------|-----------
(v)  S     |                |     5,000        |         D          |  35.75
-----------|----------------|------------------|--------------------|-----------
(w)  C     |                |    25,490        |         A          |  13.05
-----------|----------------|------------------|--------------------|-----------
(x)  C     |                |    17,310        |         A          |  13.1886
-----------|----------------|------------------|--------------------|-----------
(y)  S     |                |       900        |         D          |  35.75
-----------|----------------|------------------|--------------------|-----------
(z)  S     |                |       900        |         D          |  35.625
-----------|----------------|------------------|--------------------|-----------
(aa) S     |                |     8,200        |         D          |  35.50
-----------|----------------|------------------|--------------------|-----------
(bb) S     |                |    11,800        |         D          |  35.25
-----------|----------------|------------------|--------------------|-----------
(cc) S     |                |    11,200        |         D          |  35.125
-----------|----------------|------------------|--------------------|-----------
(dd) S     |                |     9,800        |         D          |  35.00
-----------|----------------|------------------|--------------------|-----------
(ee) C     |                |    65,200        |         A          |  13.1886
-----------|----------------|------------------|--------------------|-----------
(ff) S     |                |     8,900        |         D          |  35.625
-----------|----------------|------------------|--------------------|-----------
(gg) S     |                |    10,000        |         D          |  35.50
-----------|----------------|------------------|--------------------|-----------
(hh) S     |                |     9,800        |         D          |  35.375
-----------|----------------|------------------|--------------------|-----------
(ii) S     |                |     6,500        |         D          |  35.25
-----------|----------------|------------------|--------------------|-----------
(jj) S     |                |    30,000        |         D          |  35.000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)                        |                        |
---------------------------|------------------------|---------------------------
(b)                        |                        |
---------------------------|------------------------|---------------------------
(c)                        |                        |
---------------------------|------------------------|---------------------------
(d)                        |                        |
---------------------------|------------------------|---------------------------
(e)                        |                        |
---------------------------|------------------------|---------------------------
(f)                        |                        |
---------------------------|------------------------|---------------------------
(g)                        |                        |
---------------------------|------------------------|---------------------------
(h)                        |                        |
---------------------------|------------------------|---------------------------
(i)                        |                        |
---------------------------|------------------------|---------------------------
(j)                        |                        |
---------------------------|------------------------|---------------------------
(k)                        |                        |
---------------------------|------------------------|---------------------------
(l)                        |                        |
---------------------------|------------------------|---------------------------
(m)                        |                        |
---------------------------|------------------------|---------------------------
(n)                        |                        |
---------------------------|------------------------|---------------------------
(o)                        |                        |
---------------------------|------------------------|---------------------------
(p)                        |                        |
---------------------------|------------------------|---------------------------
(q)                        |                        |
---------------------------|------------------------|---------------------------
(r)                        |                        |
---------------------------|------------------------|---------------------------
(s)                        |                        |
---------------------------|------------------------|---------------------------
(t)                        |                        |
---------------------------|------------------------|---------------------------
(u)                        |                        |
---------------------------|------------------------|---------------------------
(v)                        |                        |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(w)                        |                        |
---------------------------|------------------------|---------------------------
(x)                        |                        |
---------------------------|------------------------|---------------------------
(y)                        |                        |
---------------------------|------------------------|---------------------------
(z)                        |                        |
---------------------------|------------------------|---------------------------
(aa)                       |                        |
---------------------------|------------------------|---------------------------
(bb)                       |                        |
---------------------------|------------------------|---------------------------
(cc)                       |                        |
---------------------------|------------------------|---------------------------
(dd)                       |                        |
---------------------------|------------------------|---------------------------
(ee)                       |                        |
---------------------------|------------------------|---------------------------
(ff)                       |                        |
---------------------------|------------------------|---------------------------
(gg)                       |                        |
---------------------------|------------------------|---------------------------
(hh)                       |                        |
---------------------------|------------------------|---------------------------
(ii)                       |                        |
---------------------------|------------------------|---------------------------
(jj)    157,041            |          D             |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       4.1263   |
--------------------------------------------|----------------|------------------
(b)  Options - Right To Buy                 |       5.5666   |
--------------------------------------------|----------------|------------------
(c)  Options - Right To Buy                 |      25.125    |
--------------------------------------------|----------------|------------------
(d)  Options - Right To Buy                 |      25.375    |
--------------------------------------------|----------------|------------------
(e)  Warrants - Right To Buy                |      13.0500   |      06/05/97
                                            |                |      06/06/97
                                            |                |      06/09/97
                                            |                |      06/10/97
                                            |                |      06/11/97
                                            |                |      06/12/97
                                            |                |      06/13/97
--------------------------------------------|----------------|------------------
(f)  Warrants - Right To Buy                |      24.0000   |
--------------------------------------------|----------------|------------------
(g)  Warrants - Right To Buy                |      13.1886   |      06/13/97
                                            |                |      06/16/97
--------------------------------------------|----------------|------------------
(h)  Warrants - Right To Buy                |      43.00     |
--------------------------------------------|----------------|------------------
(i)  Warrants - Right To Buy                |      41.625    |
--------------------------------------------|----------------|------------------
(j)  Warrants - Right To Buy                |      41.00     |
--------------------------------------------|----------------|------------------
(k)  Warrants - Right To Buy                |      40.50     |
--------------------------------------------|----------------|------------------
(l)  Warrants - Right To Buy                |      40.00     |
--------------------------------------------|----------------|------------------
(m)  Warrants - Right To Buy                |      40.00     |
--------------------------------------------|----------------|------------------
(n)  Warrants - Right To Buy                |      38.00     |      06/30/97
--------------------------------------------|----------------|------------------
(o)  Warrants - Right To Buy                |      38.125    |      06/30/97
--------------------------------------------|----------------|------------------
(p)  Warrants - Right To Buy                |      38.25     |      06/30/97
--------------------------------------------|----------------|------------------
(q)  Warrants - Right To Buy                |      38.00     |      06/30/97
--------------------------------------------|----------------|------------------
(r)  Warrants - Right To Buy                |      37.50     |      06/30/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(s)  Warrants - Right To Buy                |      37.00     |      06/30/97
--------------------------------------------|----------------|------------------
(t)  Warrants - Right To Buy                |      36.875    |      06/30/97
--------------------------------------------|----------------|------------------
(u)  Warrants - Right To Buy                |      36.75     |      06/30/97
--------------------------------------------|----------------|------------------
(v)  Warrants - Right To Buy                |      36.50     |      06/30/97
--------------------------------------------|----------------|------------------
(w)  Warrants - Right To Buy                |      36.75     |      06/30/97
--------------------------------------------|----------------|------------------
(x)  Warrants - Right To Buy                |      36.625    |      06/30/97
--------------------------------------------|----------------|------------------
(y)  Warrants - Right To Buy                |      36.50     |      06/30/97
--------------------------------------------|----------------|------------------
(z)  Warrants - Right To Buy                |      36.50     |      06/30/97
--------------------------------------------|----------------|------------------
(aa) Warrants - Right To Buy                |      36.25     |      06/30/97
--------------------------------------------|----------------|------------------
(bb) Warrants - Right To Buy                |      36.00     |      06/30/97
--------------------------------------------|----------------|------------------
(cc) Warrants - Right To Buy                |      35.75     |      06/30/97
--------------------------------------------|----------------|------------------
(dd) Warrants - Right To Buy                |      35.625    |      06/30/97
--------------------------------------------|----------------|------------------
(ee) Warrants - Right To Buy                |      35.625    |      06/30/97
--------------------------------------------|----------------|------------------
(ff) Warrants - Right To Buy                |      35.50     |      06/30/97
--------------------------------------------|----------------|------------------
(gg) Warrants - Right To Buy                |      35.375    |      06/30/97
--------------------------------------------|----------------|------------------
(hh) Warrants - Right To Buy                |      35.25     |      06/30/97
--------------------------------------------|----------------|------------------
(ii) Warrants - Right To Buy                |      35.00     |      06/30/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
(a)        |       |             |               |       1       |   12/18/97
-----------|-------|-------------|---------------|---------------|--------------
(b)        |       |             |               |       1       |   6/21/99
-----------|-------|-------------|---------------|---------------|--------------
(c)        |       |             |               |       4       |   11/29/05
-----------|-------|-------------|---------------|---------------|--------------
(d)        |       |             |               |       4       |   4/22/06
-----------|-------|-------------|---------------|---------------|--------------
(e)   C    |       |             |    36,300     |       2       |   12/10/00
      C    |       |             |     2,300     |               |
      C    |       |             |    10,400     |               |
      C    |       |             |    27,400     |               |
      C    |       |             |    21,100     |               |
      C    |       |             |     9,700     |               |
      C    |       |             |    25,490     |               |
-----------|-------|-------------|---------------|---------------|--------------
(f)        |       |             |               |       3       |   4/11/99
-----------|-------|-------------|---------------|---------------|--------------
(g)   C    |       |             |    17,310     |       2       |   12/10/97
      C    |       |             |    65,200     |               |
-----------|-------|-------------|---------------|---------------|--------------
(h)        |       |             |               |       2       |   11/26/01
-----------|-------|-------------|---------------|---------------|--------------
(i)        |       |             |               |       2       |   11/27/01
-----------|-------|-------------|---------------|---------------|--------------
(j)        |       |             |               |       2       |   11/29/01
-----------|-------|-------------|---------------|---------------|--------------
(k)        |       |             |               |       2       |   12/02/01
-----------|-------|-------------|---------------|---------------|--------------
(l)        |       |             |               |       2       |   12/03/01
-----------|-------|-------------|---------------|---------------|--------------
(m)        |       |             |               |       2       |   12/04/01
-----------|-------|-------------|---------------|---------------|--------------
(n)   A    |   V   |   28,700    |               |       2       |   06/05/02
-----------|-------|-------------|---------------|---------------|--------------
(o)   A    |   V   |    3,900    |               |       2       |   06/05/02
-----------|-------|-------------|---------------|---------------|--------------
(p)   A    |   V   |    3,700    |               |       2       |   06/05/02
-----------|-------|-------------|---------------|---------------|--------------
(q)   A    |   V   |    2,300    |               |       2       |   06/06/02
-----------|-------|-------------|---------------|---------------|--------------
(r)   A    |   V   |      400    |               |       2       |   06/09/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(s)   A    |       |    8,000    |               |       2       |   06/09/02
-----------|-------|-------------|---------------|---------------|--------------
(t)   A    |   V   |    2,000    |               |       2       |   06/09/02
-----------|-------|-------------|---------------|---------------|--------------
(u)   A    |   V   |   19,100    |               |       2       |   06/10/02
-----------|-------|-------------|---------------|---------------|--------------
(v)   A    |   V   |    8,300    |               |       2       |   06/10/02
-----------|-------|-------------|---------------|---------------|--------------
(w)   A    |   V   |    8,800    |               |       2       |   06/11/02
-----------|-------|-------------|---------------|---------------|--------------
(x)   A    |   V   |   10,000    |               |       2       |   06/11/02
-----------|-------|-------------|---------------|---------------|--------------
(y)   A    |   V   |    2,300    |               |       2       |   06/11/02
-----------|-------|-------------|---------------|---------------|--------------
(z)   A    |   V   |      500    |               |       2       |   06/12/02
-----------|-------|-------------|---------------|---------------|--------------
(aa)  A    |   V   |    4,200    |               |       2       |   06/12/02
-----------|-------|-------------|---------------|---------------|--------------
(bb)  A    |   V   |    5,000    |               |       2       |   06/12/02
-----------|-------|-------------|---------------|---------------|--------------
(cc)  A    |   V   |      900    |               |       2       |   06/13/02
-----------|-------|-------------|---------------|---------------|--------------
(dd)  A    |   V   |   41,900    |               |       2       |   06/13/02
-----------|-------|-------------|---------------|---------------|--------------
(ee)  A    |   V   |    8,900    |               |       2       |   06/16/02
-----------|-------|-------------|---------------|---------------|--------------
(ff)  A    |   V   |   10,000    |               |       2       |   06/16/02
-----------|-------|-------------|---------------|---------------|--------------
(gg)  A    |   V   |    9,800    |               |       2       |   06/16/02
-----------|-------|-------------|---------------|---------------|--------------
(hh)  A    |   V   |    6,500    |               |       2       |   06/16/02
-----------|-------|-------------|---------------|---------------|--------------
(ii)  A    |   V   |   30,000    |               |       2       |   06/16/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     1,285      |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |    14,012      |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |    50,000      |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |    25,000      |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |    36,300      |
                                   |     2,300      |
                                   |    10,400      |
                                   |    27,400      |
                                   |    21,100      |
                                   |     9,700      |
                                   |    25,490      |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |    80,019      |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |    17,310      |
                                   |    65,200      |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |     3,053      |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |     1,621      |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |    11,021      |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |    15,221      |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |    15,387      |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |     2,997      |
-----------------------------------|----------------|---------------------------
(n)  Common Stock                  |    28,700      |
-----------------------------------|----------------|---------------------------
(o)  Common Stock                  |     3,900      |
-----------------------------------|----------------|---------------------------
(p)  Common Stock                  |     3,700      |
-----------------------------------|----------------|---------------------------
(q)  Common Stock                  |     2,300      |
-----------------------------------|----------------|---------------------------
(r)  Common Stock                  |       400      |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(s)  Common Stock                  |     8,000      |
-----------------------------------|----------------|---------------------------
(t)  Common Stock                  |     2,000      |
-----------------------------------|----------------|---------------------------
(u)  Common Stock                  |    19,100      |
-----------------------------------|----------------|---------------------------
(v)  Common Stock                  |     8,300      |
-----------------------------------|----------------|---------------------------
(w)  Common Stock                  |     8,800      |
-----------------------------------|----------------|---------------------------
(x)  Common Stock                  |    10,000      |
-----------------------------------|----------------|---------------------------
(y)  Common Stock                  |     2,300      |
-----------------------------------|----------------|---------------------------
(z)  Common Stock                  |       500      |
-----------------------------------|----------------|---------------------------
(aa) Common Stock                  |     4,200      |
-----------------------------------|----------------|---------------------------
(bb) Common Stock                  |     5,000      |
-----------------------------------|----------------|---------------------------
(cc) Common Stock                  |       900      |
-----------------------------------|----------------|---------------------------
(dd) Common Stock                  |    41,900      |
-----------------------------------|----------------|---------------------------
(ee) Common Stock                  |     8,900      |
-----------------------------------|----------------|---------------------------
(ff) Common Stock                  |    10,000      |
-----------------------------------|----------------|---------------------------
(gg) Common Stock                  |     9,800      |
-----------------------------------|----------------|---------------------------
(hh) Common Stock                  |     6,500      |
-----------------------------------|----------------|---------------------------
(ii) Common Stock                  |    30,000      |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)        1,285            |            D          |
----------------------------|-----------------------|---------------------------
(b)       14,012            |            D          |
----------------------------|-----------------------|---------------------------
(c)       50,000            |            D          |
----------------------------|-----------------------|---------------------------
(d)       25,000            |            D          |
----------------------------|-----------------------|---------------------------
(e)            0            |            D          |
----------------------------|-----------------------|---------------------------
(f)       80,019            |            D          |
----------------------------|-----------------------|---------------------------
(g)          880            |            D          |
----------------------------|-----------------------|---------------------------
(h)        3,053            |            D          |
----------------------------|-----------------------|---------------------------
(i)        1,621            |            D          |
----------------------------|-----------------------|---------------------------
(j)       11,021            |            D          |
----------------------------|-----------------------|---------------------------
(k)       15,221            |            D          |
----------------------------|-----------------------|---------------------------
(l)       15,387            |            D          |
----------------------------|-----------------------|---------------------------
(m)        2,997            |            D          |
----------------------------|-----------------------|---------------------------
(n)       28,700            |            D          |
----------------------------|-----------------------|---------------------------
(o)        3,900            |            D          |
----------------------------|-----------------------|---------------------------
(p)        3,700            |            D          |
----------------------------|-----------------------|---------------------------
(q)        2,300            |            D          |
----------------------------|-----------------------|---------------------------
(r)          400            |            D          |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(s)        8,000            |            D          |
----------------------------|-----------------------|---------------------------
(t)        2,000            |            D          |
----------------------------|-----------------------|---------------------------
(u)       19,100            |            D          |
----------------------------|-----------------------|---------------------------
(v)        8,300            |            D          |
----------------------------|-----------------------|---------------------------
(w)        8,800            |            D          |
----------------------------|-----------------------|---------------------------
(x)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(y)        2,300            |            D          |
----------------------------|-----------------------|---------------------------
(z)          500            |            D          |
----------------------------|-----------------------|---------------------------
(aa)       4,200            |            D          |
----------------------------|-----------------------|---------------------------
(bb)       5,000            |            D          |
----------------------------|-----------------------|---------------------------
(cc)         900            |            D          |
----------------------------|-----------------------|---------------------------
(dd)      41,900            |            D          |
----------------------------|-----------------------|---------------------------
(ee)       8,900            |            D          |
----------------------------|-----------------------|---------------------------
(ff)      10,000            |            D          |
----------------------------|-----------------------|---------------------------
(gg)       9,800            |            D          |
----------------------------|-----------------------|---------------------------
(hh)       6,500            |            D          |
----------------------------|-----------------------|---------------------------
(ii)      30,000            |            D          |
--------------------------------------------------------------------------------


Explanation of Responses:


1. Options have ten year terms, 50% exercisable on date of grant, 75% exercisable on second anniversary, 100% exercisable on third anniversary.

2.   These warrants are exercisable upon grant.

3.   These warrants are exercisable 90 days from date of grant.

4. Options issued have ten year terms, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.


                                  /s/ Paul A. Frame                   07/09/97
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).